WILSHIRE VARIABLE INSURANCE TRUST
EXHIBIT 77Q1(e)

                  INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement ("Agreement") is made as of the 30th day of November, 2007 by and between Wilshire Associates Incorporated, a California corporation ("Adviser"), and Thomas White International, LTD, a registered investment adviser ("Sub-Adviser").
Whereas Adviser is the investment adviser of the Wilshire Variable Insurance Trust Funds (the "Fund"), an open-end diversified, management investment company registered under the Investment Company Act of 1940, as amended ("1940
Act"), currently consisting of seven separate series or portfolios (collectively, the "Fund Portfolios") including the Wilshire Variable Insurance Trust Equity Fund, the Wilshire Variable Insurance Trust Income Fund, the
Wilshire Variable Insurance Trust Balanced Fund, the
Wilshire Variable Insurance Trust Short-Term Investment
Fund, the Wilshire Variable Insurance Trust Socially Responsible Fund, the Wilshire Variable Insurance Trust International Equity Fund, and the Wilshire Variable
Insurance Trust Small-Cap Growth Fund, the Wilshire
Insurance Variable Trust 2010 Conservative Fund, the
Wilshire Insurance Variable Trust 2010 Moderate Fund, the Wilshire Insurance Variable Trust 2010 Aggressive Fund, the Wilshire Insurance Variable Trust 2015 Moderate Fund, the Wilshire Insurance Variable Trust 2025 Moderate Fund, the Wilshire Insurance Variable Trust 2035 Moderate Fund, and the Wilshire Insurance Variable Trust 2045 Moderate Fund;

Whereas Adviser desires to retain Sub-Adviser to furnish investment advisory services for the Fund Portfolio(s) as described in Exhibit 1 - Fund Portfolio Listing, as may be amended from time to time, and Sub-Adviser wishes to provide such services, upon the terms and conditions set forth herein;

Now Therefore, in consideration of the mutual covenants herein contained, the parties agree as follows:
1. Appointment. Adviser hereby appoints Sub-Adviser to provide certain sub-investment advisory services to each Fund Portfolio for the period and on the terms set forth in this Agreement. Sub-Adviser hereby accepts such appointment and agrees to furnish the services set forth for the compensation herein provided.
2. Sub-Adviser Services. Subject always to the supervision of the Fund's Board of Directors and Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, such portion of the assets of each Fund Portfolio as Adviser shall from time to time designate (each a "Portfolio Segment") and place all orders for the purchase and sale of securities on behalf of each Portfolio Segment. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund and each Fund Portfolio and will monitor a Portfolio Segment's investments, and will comply with the provisions of the Fund's Articles of Incorporation and By-laws, as amended from time to time, and the stated investment objectives, policies and restrictions of each Fund Portfolio as set forth in the prospectus and Statement of Additional Information for each Fund Portfolio, as amended from time to time, as well as any other objectives, policies or limitations as may be provided by Adviser to Sub-Adviser in writing from time to time.

Sub-Adviser will provide reports at least quarterly to
the Board of Directors and to Adviser. Sub-Adviser will make its officers and employees available to Adviser and the Board of Directors from time to time at reasonable times to review investment policies of each Fund Portfolio with respect to each Portfolio Segment and to consult with Adviser regarding the investment affairs of each Portfolio Segment.
Sub-Adviser agrees that it:
(a) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;
(b)   will conform with all applicable provisions of the
1940 Act and rules and regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement
in accordance with any applicable laws and regulations of
any governmental authority pertaining to its investment
advisory activities, including all portfolio
diversification requirements necessary for each Portfolio Segment to comply with subchapter M of the Internal Revenue
Code as if each were a regulated investment company
thereunder;
(c)   to the extent authorized by Adviser in writing, and to
the extent permitted by law, will execute purchases and
sales of portfolio securities and other investments for
each Portfolio Segment through brokers or dealers
designated by management of the Fund to Adviser for the
purpose of providing direct benefits to the Fund, provided
that Sub-Adviser determines that such brokers or dealers
will provide best execution in view of all appropriate
factors, and is hereby authorized as the agent of the Fund
to give instructions to the Fund's custodian as to
deliveries of securities or other investments and payments
of cash of each Portfolio Segment to such brokers or
dealers for the account of the relevant Fund Portfolio.
Adviser and the Fund understand that the brokerage
commissions or transaction costs in such transactions may
be higher than those which the Sub-Adviser could obtain
from another broker or dealer, in order to obtain such
benefits for the Fund;
(d) is authorized to and will select all other brokers or dealers that will execute the purchases and sales of portfolio securities for each Portfolio Segment and is
hereby authorized as the agent of the Fund to give
instructions to the Fund's custodian as to deliveries of securities or other investments and payments of cash of each Portfolio Segment for the account of each Fund
Portfolio. In making such selection, Sub-Adviser is
directed to use its best efforts to obtain best execution,
which includes most favorable net results and execution of
a Portfolio Segment's orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. With respect to transactions under sub-paragraph (c) or this sub-paragraph
(d), it is understood that Sub-Adviser will not be deemed
to have acted unlawfully, or to have breached a fiduciary
duty to the Fund or in respect of any Fund Portfolio, or be
in breach of any obligation owing to the Fund or in respect
of any Fund Portfolio under this Agreement, or otherwise,
solely by reason of its having caused a Fund Portfolio to
pay a member of a securities exchange, a broker or a dealer
a commission for effecting a securities transaction of a
Fund Portfolio in excess of the amount of commission
another member of an exchange, broker or dealer would have charged if Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage and research services provided by such member, broker, or dealer, viewed in terms of that particular transaction or Sub-Adviser's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion. The Adviser may, from time to time, engage other sub-advisers to advise portions of a Fund
Portfolio other than the Portfolio Segment.  The Sub-
Adviser agrees that it will not consult with any other sub-adviser engaged by the Adviser with respect to transactions in securities or other assets concerning a Fund Portfolio, except to the extent permitted by certain exemptive rules under the 1940 Act that permit certain transactions with a sub-adviser or its affiliates.
(e)   is authorized to consider for investment by each
Portfolio Segment securities that may also be appropriate
for other funds and/or clients served by Sub-Adviser.  To
assure fair treatment of each Portfolio Segment and all
other clients of Sub-Adviser in situations in which two or
more clients' accounts participate simultaneously in a buy
or sell program involving the same security, such
transactions will be allocated among each Portfolio Segment
and other clients in a manner deemed equitable by Sub-
Adviser.  Sub-Adviser is authorized to aggregate purchase
and sale orders for securities held (or to be held) in each Portfolio Segment with similar orders being made on the same day for other client accounts or portfolios managed by Sub-Adviser. When an order is so aggregated, the actual prices applicable to the aggregated transaction will be
averaged and each Portfolio Segment and each other account
or portfolio participating in the aggregated transaction
will be treated as having purchased or sold its portion of
the securities at such average price, and all transaction
costs incurred in effecting the aggregated transaction will
be shared on a pro-rata basis among the accounts or
portfolios (including each Portfolio Segment) participating
in the transaction. Adviser and the Fund understand that Sub-Adviser may not be able to aggregate transactions through brokers or dealers designated by Adviser with transactions through brokers or dealers selected by Sub-Adviser, in which event the prices paid or received by each Portfolio Segment will not be so averaged and may be higher or lower than those paid or received by other accounts or portfolios of Sub-Adviser;
(f) will report regularly to Adviser and to the Board of Directors and will make appropriate persons available for the purpose of reviewing with representatives of Adviser
and the Board of Directors on a regular basis at reasonable times the management of each Portfolio Segment, including without limitation, review of the general investment strategies of each Portfolio Segment, the performance of
each Portfolio Segment in relation to standard industry
indices, interest rate considerations and general
conditions affecting the marketplace, and will provide
various other reports from time to time as reasonably
requested by Adviser;
(g)   will prepare such books and records with respect to
each Portfolio Segment's securities transactions as
requested by Adviser and will furnish Adviser and the
Fund's Board of Directors such periodic and special reports
as the Board or Adviser may reasonably request;
(h)	will vote all proxies with respect to securities in
each Portfolio Segment; and
(i) will act upon reasonable instructions from Adviser which, in the reasonable determination of Sub-Adviser, are not inconsistent with Sub-Adviser's fiduciary duties under this Agreement.

3. Expenses. During the term of this Agreement, Sub-Adviser will provide the office space, furnishings, equipment and personnel required to perform its activities under this Agreement, and will pay all customary management expenses incurred by it in connection with its activities under this Agreement, which shall not include the cost of securities (including brokerage commissions, if any) purchased for each Portfolio Segment. Sub-Adviser agrees to bear any Portfolio expenses caused by future changes in control of the Sub-Adviser or by future changes in portfolio managers at Sub-Adviser responsible for providing services to the Fund, such expenses including but not limited to preparing, printing, and mailing to Portfolio shareholders of information statements or stickers to or complete prospectuses or statements of additional information.

4. Compensation. For the services provided and the expenses assumed under this Agreement, Adviser will pay Sub-Adviser, and Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee computed and paid as set forth in Exhibit 2 - Fee Schedule.

5. Other Services. Sub-Adviser will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent Adviser, the Fund or a Fund Portfolio or otherwise be deemed an agent of Adviser, the Fund or a Fund Portfolio. Adviser understands and has advised the Fund's Board of Directors that Sub-Adviser may act as an investment adviser or sub-investment adviser to other investment companies and other advisory clients. Sub-Adviser understands that during the term of this Agreement Adviser may retain one or more other sub-advisers with respect to any portion of the assets of a Fund Portfolio other than each Portfolio Segment.

6. Affiliated Broker. Sub-Adviser or an affiliated person of Sub-Adviser may act as broker for each Fund Portfolio in connection with the purchase or sale of securities or other investments for each Portfolio Segment, subject to: (a) the requirement that Sub-Adviser seek to obtain best execution as set forth above; (b) the provisions of the Investment Advisers Act of 1940, as amended (the "Advisers Act"); (c) the provisions of the Securities Exchange Act of 1934, as amended; and
(d) other applicable provisions of law. Subject to the requirements of applicable law and any procedures adopted by the Fund's Board of Directors, Sub-Adviser or its affiliated persons may receive brokerage commissions, fees or other remuneration from the Fund Portfolio or the Fund for such services in addition to Sub-Adviser's fees for services under this Agreement.

7. Representations of Sub-Adviser. Sub-Adviser is registered with the Securities and Exchange Commission under the Advisers Act. Sub-Adviser shall remain so registered throughout the term of this Agreement and shall notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser. Sub-Adviser: (a) is duly organized and validly existing under the laws of the state of its organization with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its services under this Agreement, (e) will promptly notify Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act, and (f) will notify Adviser of any change in control of the Sub-Adviser within a reasonable time after such change.

8. Books and Records. Sub-Adviser will maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to each Portfolio Segment's investments that are required to be maintained by the Fund pursuant to the requirements of paragraphs (b)(5), (b)(6), (b)(7), (b)(9),
(b)(10) and (f) of Rule 31a-1 under the 1940 Act. Sub-Adviser agrees that all books and records which it maintains for each Fund Portfolio or the Fund are the property of the Fund and further agrees to surrender promptly to the Adviser or the Fund any such books, records or information upon the Adviser's or the Fund's request (provided, however, that Sub-Adviser may retain copies of such records). All such books and records shall be made available, within five business days of a written request, to the Fund's accountants or auditors during regular business hours at Sub-Adviser's offices. Adviser and the Fund or either of their authorized representatives shall have the right to copy any records in the possession of Sub-Adviser which pertain to each Fund Portfolio or the Fund. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to Adviser or the Fund (provided, however, that Sub-Adviser may retain copies of such records as required by law).

Sub-Adviser agrees that it will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement or in writing by Adviser or the Fund, or if such disclosure is required by federal or state regulatory authorities. Sub-Adviser may disclose the investment performance of each Portfolio Segment, provided that such disclosure does not reveal the identity of Adviser, each Fund Portfolio or the Fund or the composition of each Portfolio Segment. Sub-Adviser may, however, disclose that Adviser, the Fund and each Fund Portfolio are its clients. Notwithstanding the foregoing, Sub-Adviser may disclose (i) the investment performance of each Portfolio Segment to Fund officers and directors and other service providers of the Fund, and (ii) any investment performance that is public information to any person.

9. Code of Ethics. Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Adviser and the Fund with a copy of such code. Within 35 days of the end of each calendar quarter during which this Agreement remains in effect, the chief compliance officer of Sub-Adviser shall certify to Adviser or the Fund that Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no violations of Sub-Adviser's code of ethics or, if any violation has occurred that is material to the Fund, the nature of such violation and of the action taken in response to such violation.

10. Limitation of Liability. Neither Sub-Adviser nor any of its partners, officers, stockholders, agents or employees shall have any liability to Adviser, the Fund or any shareholder of the Fund for any error of judgment, mistake of law, or loss arising out of any investment, or for any other act or omission in the performance by Sub-Adviser of its duties hereunder, except for liability resulting from willful misfeasance, bad faith, or negligence on Sub-Adviser's part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, except to the extent otherwise provided in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.
Sub-Adviser agrees to indemnify and defend Adviser, its officers, directors, employees and any person who controls Adviser for any loss or expense (including reasonable attorneys' fees) arising out of or in connection with any claim, demand, action, suit or proceeding relating to any actual or alleged material misstatement or omission in the Fund's registration statement, any proxy statement, or any communication to current or prospective investors in each Fund Portfolio, made by Sub-Adviser and provided to Adviser or the Fund by Sub-Adviser.

11. Term and Termination. This Agreement shall become effective with respect to each Portfolio Segment on November 30, 2007, and shall remain in full force until November 30, 2009, unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to each Fund Portfolio, but only as long as such continuance is specifically approved for each Fund Portfolio at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for a Fund Portfolio, Sub-Adviser may continue to serve in such capacity for such Fund Portfolio in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall terminate as follows:
(a) This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated with respect to any Fund Portfolio at any time without the payment of any penalty by Adviser or by Sub-Adviser on sixty days written notice to the other party. This Agreement may also be terminated by the Fund with respect to any Fund Portfolio by action of the Board of Directors or by a vote of a majority of the outstanding voting securities of such Fund Portfolio (as defined in the 1940 Act) on sixty days written notice to Sub-Adviser by the Fund.
(b) This Agreement may be terminated with respect to any Fund Portfolios at any time without payment of any penalty by Adviser, the Board of Directors or a vote of majority of the outstanding voting securities of such Fund Portfolio in the event that Sub-Adviser or any officer or director of Sub-Adviser has taken any action which results in a material breach of the covenants of Sub-Adviser under this Agreement.
(c) This Agreement shall automatically terminate with respect to a Fund Portfolio in the event the Investment Management Agreement between Adviser and the Fund with respect to that Fund Portfolio is terminated, assigned or not renewed.
Termination of this Agreement shall not affect the right of Sub-Adviser to receive payments of any unpaid balance of the compensation described in Section 4 earned prior to such termination.

12. Notice. Any notice under this Agreement by a party shall be in writing, addressed and delivered, mailed postage prepaid, or sent by facsimile transmission with confirmation of receipt, to the other party at such address as such other party may designate for the receipt of such notice.

13. Limitations on Liability. The obligations of the Fund entered into in the name or on behalf thereof by any of its directors, representatives or agents are made not individually but only in such capacities and are not binding upon any of the directors, officers, or shareholders of the Fund individually but are binding upon only the assets and property of the Fund, and persons dealing with the Fund must look solely to the assets of the Fund and those assets belonging to each Fund Portfolio for the enforcement of any claims.

14. Adviser Responsibility. Adviser will provide Sub-Adviser with copies of the Fund's Articles of Incorporation, By-laws, prospectus, and Statement of Additional Information and any amendment thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to Sub-Adviser's performance under this Agreement; provided, however, that no changes or modifications to the foregoing shall be binding on Sub-Adviser until it is notified thereof.

15. Arbitration of Disputes. Any claim or controversy arising out of or relating to this Agreement which is not settled by agreement of the parties shall be settled by arbitration in Santa Monica, California before a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The parties agree that such arbitration shall be the exclusive remedy hereunder, and each party expressly waives any right it may have to seek redress in any other forum. Any arbitrator acting hereunder shall be empowered to assess no remedy other than payment of fees and out-of-pocket damages. Each party shall bear its own expenses of arbitration, and the expenses of the arbitrators and of a transcript of any arbitration proceeding shall be divided equally between the parties. Any decision and award of the arbitrators shall be binding upon the parties, and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction. If litigation is commenced to enforce any such award, the prevailing party will be entitled to recover reasonable attorneys' fees and costs.

16. Miscellaneous. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and may be amended only by written consent of both parties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties and their respective successors.

17. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the state of California.

18.   Adviser acknowledges receipt of Sub-Adviser's Form ADV,
Part II not later than the date of execution of this agreement. If Adviser received Sub-Adviser's Form ADV, Part II less than 48 hours prior to executing this agreement, Adviser shall have the option to immediately terminate this agreement, without penalty within five business days after the date of execution of this agreement; provided, however, that any investment action taken by Sub-Adviser with respect to any Portfolio Segments prior to the effective date of such termination shall be at the Adviser's risk.

Adviser and Sub-Adviser have caused this Agreement to be executed as of the date and year first above written.

WILSHIRE ASSOCIATES
INCORPORATED

By:	 /s/ Lawrence E. Davanzo
Print Name: Lawrence E. Davanzo
Title: President

THOMAS WHITE INTERNATIONAL,
LTD

By:	/s/ Douglas M. Jackman
Print Name: Douglas M. Jackman
Title: Executive Vice President




EXHIBIT 1
FUND PORTFOLIO LISTING
Wilshire Variable Insurance Trust - International Equities Fund



EXHIBIT 2
FEE SCHEDULE
Adviser shall pay Sub-Adviser, promptly after receipt by Adviser of its advisory fee from the Fund with respect to each Fund Portfolio each calendar month during the term of this Agreement, a fee based on the average daily net assets of each Portfolio Segment, at the following annual rates:

            XX% on all assets
            Sub-Adviser's fee shall be accrued daily at 1/365th of

the annual rate set forth above. For the purpose of accruing compensation, the net assets of each Portfolio Segment will be determined in the manner and on the dates set forth in the current prospectus of the Fund with respect to each Fund Portfolio and, on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined. Upon the termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rata basis through the date of termination and paid within thirty business days of the date of termination. 1